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                                                                    EXHIBIT 4.15


                               [CHASE LETTERHEAD]





                               February 11, 1997




Mr. Harvey K. Naito
Vice President - Treasurer
Safeway Inc.
5918 Stoneridge Mall Road
Pleasanton, CA  94588-3299

Dear Harvey:

We refer to the Summary of Terms and Conditions of February 10, 1997 for Safeway Inc., The Vons Companies Inc., and Canada Safeway Limited ("Safeway"). Subject to satisfactory documentation, we are pleased to commit $500,000,000 to the Credit Facilities.

                                           Sincerely,

                                           /s/ Neil R. Boylan